Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
CarMax, Inc.:

We consent to the incorporation by reference herein in the registration statement on Form S-8 of CarMax, Inc. (the Company) of our report dated April 25, 2008, with respect to the consolidated balance sheets of the Company as of February 29, 2008 and February 28, 2007, and the related consolidated statements of earnings, shareholders’ equity and cash flows for each of the fiscal years in the three-year period ending February 29, 2008, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of February 29, 2008, which report appear in the February 29, 2008 annual report on Form 10-K of the Company. Our report contains an explanatory paragraph that states that the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, effective March 1, 2007 and adopted the provisions of SFAS No. 158 Employers’ Accounting for Defined Pension and Other Postretirement Plans, effective February 28, 2007.

/s/ KPMG LLP

Richmond, Virginia
July 31, 2008